PETRODORADO ENERGY LTD.

October 27th, 2010

West Canyon Energy Corp.
2033 State Highway 249
Suite 200-113
Houston, TX 77070

Delivered Via E-mail

Attention: Shane Reeves, CEO

Re: Transaction between PetroSouth Energy Corp. ("PetroSouth")
and Petrodorado Energy Ltd. (“Petrodorado”) through its parent corporation West Canyon
Energy Corp. ("West Canyon").

This letter agreement (the "Agreement") is intended to set forth the terms and conditions of the acquisition (the "Transaction") of PetroSouth by Petrodorado, whereby Petrodorado will acquire all of the issued and outstanding common shares of PetroSouth (the "PetroSouth Shares") effective the 28th day of October, 2010.

1.    Purchase Price

Petrodorado offers to acquire all of the PetroSouth Shares in exchange for US$1,500,000 payable in by wire transfer to an account designated by West Canyon. The consideration is based on the following conditions being fulfilled as soon as practicable: (i) PetroSouth having transferred its entire interest with respect to hydrocarbon exploration block described as the Buenavista block in Colombia to West Canyon or its nominees or its assigns; (ii) PetroSouth having the operatorship and working interest of 20% in the Talora exploration Block in Colombia; (iii) PetroSouth’s legal representative executing a power of attorney giving all legal authority for PetroSouth in Colombia to Jorge Mario Gracia; (iv) PetroSouth immediately taking all necessary legal steps required to appoint Sr. Gracia as the legal representative of PetroSouth in Colombia; (v) West Canyon indemnifying Petrodorado for any obligations flowing from the Buenavista block or agreements related thereto, regardless of when such obligations arose; and (vi) the Proposed Transaction not forming part of a Reverse Takeover of Petrodorado (as defined in the Policies of the TSX Venture Exchange ("TSXV")).

2.    Transfer of Buenavista Interest

In connection with the Transaction and a condition of the closing, the parties hereby agree that prior to in any event within four (4) business days of the date hereof of the Transaction West Canyon shall cause PetroSouth to assign its entire right, title, estate and interest, including any and all liabilities and obligation, financial or otherwise, in the Buenavista Block (16%) to West Canyon Energy Corp or its nominees or its assigns.

West Canyon hereby agrees to indemnify and save harmless Petrodorado from and against all liability, loss, cost, action, claim or expense resulting from the any and all obligations of PetroSouth in regards to the Buenavista block in Colombia and to execute an agreement as presented, by Petrodorado for this purpose.

3.    Confidentiality

Except as and to the extent required by law no party shall: (a) disclose or permit its agents, directors, officers, employees, consultants, representatives or advisers ("Representatives") to disclose any Confidential Information (as defined below) of another party hereto, or (b) use, or permit its Representatives to use, any Confidential Information of another party hereto. For purposes of this Section 3, "Confidential Information" means all information about a party or its subsidiaries or affiliates or their respective businesses, in whatever form communicated or maintained.

4.    Covenants and Representations

West Canyon hereby agrees to do all things necessary to effect the transfer of PetroSouth Shares to Petrodorado immediately after the execution of this Agreement and West Canyon hereby represents that it is the sole shareholder of the PetroSouth Shares and that those shares are unencumbered by any financial instrument or otherwise.

5.    Exclusive Dealing

West Canyon and Petrosouth shall immediately suspend and cease any negotiations or other discussions or communications of any nature with any other party in any way similar to the terms of the Transaction.

6.    Currency

All references to "$" or sums of money that are referred to in this Letter are expressed in lawful money of the United States of America, unless otherwise specified.

7.    Expenses

Except as may be otherwise agreed in writing, each of the Parties shall be responsible for and bear all of its own costs and expenses incurred in connection with the Proposed Transaction, including any broker’s or finder’s fees and expenses of their respective Representatives, incurred at any time in connection with pursuing or consummating the Proposed Transaction.

8.    Assignment

Neither party shall assign any of its rights and obligations provided for or referred to in this Letter without the prior written consent of the other party.

9.    Counterparts

This Letter may be signed in one or more counterparts and delivered electronically, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

10.    Governing Law

This Letter shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

11.    No Announcements

Except as required by law, neither party shall disclose to any third party (other than its advisors and employees on a need to know basis) any information concerning the proposal contained herein or any information provided by one party to the other hereunder or make any public comment, statement or communication with respect to or otherwise disclose the terms of this proposal or any such information, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

This offer shall remain open for acceptance until 6:00 p.m. (Calgary time) on October 27, 2010 unless withdrawn by Petrodorado at any time prior to acceptance. If this offer is not accepted at or prior to that time, it shall be null and void.

Yours truly,

PETRODORADO ENERGY LTD.

Per: /s/ Krishna Vathyam
Krishna Vathyam
CEO

ACKNOWLEDGED AND ACCEPTED
this 27 day of October, 2010.

WEST CANYON ENERGY CORP.

Per: Shane Reeves
Shane Reeves
CEO